Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                         Contact:     Heather Browne

January 11, 2010                                                                                                            Director, Communications
                                                                                                                                     713-753-3775
                                                                                                                                     heather.browne@kbr.com

                                                                                                                                     Rob Kukla, Jr.
                                                                                                                                     Director, Investor Relations
                                                                                                                                     713-753-5082
                                                                                                                                     investors@kbr.com

KBR Announces Appointment of Group President

HOUSTON – KBR (NYSE: KBR) announces the appointment of Mark S. Williams as the Group President overseeing KBR’s Government & Defense, Infrastructure & Minerals, and Power & Industrial Business Units. Williams’ appointment is effective January 18.

Williams joins KBR from Jacobs Engineering, where he most recently served as Group Vice President of Jacobs’ Northern Europe Region and Managing Director of the Dutch and German Corporations serving the oil, gas and chemicals private sector industries. Williams previously served as Senior Vice President within Jacobs’ Aerospace and Defense Sector. His tenure at Jacobs began in 1985. Williams has over 25 years experience in the Government and Defense business. Prior to joining Jacobs, Williams worked in various Federal Government Services roles of increasing responsibility with Science Applications International Corporation (SAIC) and other defense and aerospace firms.

Williams holds a master’s degree in both electrical engineering and systems analysis, and a bachelor’s degree in mathematics. He also served four years active duty as a security policeman in the U.S. Air Force.

“Mark’s broad experience and business background are ideally-suited for his role as KBR Group President. I am confident that under Mark’s leadership, these KBR business units will grow while continuing to provide our customers with the high-quality services they have come to expect from KBR through the years,” said William P. Utt, KBR Chairman, President and CEO.

“I am pleased to become a part of the KBR team. I look forward to building on the existing success of KBR’s Business Units, while working to differentiate KBR in the marketplace,” said Williams.

Williams’ appointment completes a year long reorganization and realignment of KBR’s non-hydrocarbon Business units.

“I believe these organizational changes will enable KBR to deliver best-of-class service and respected business performance that will drive growth in our Government & Defense, Infrastructure & Minerals and Power & Industrial Business Units,” added Utt. The realigned KBR is stronger and better able to take advantage of the recovery from the current economic downturn as business activity strengthens. With a more focused organization structure and leadership team we have positioned KBR to better meet the demands of our customers in a much more competitive environment. We are committed to providing greater stakeholder value through transparency, accountability, discipline and financial responsibility in every aspect of our business.”